EXHIBIT 8


                                                                    May   , 1995

The Sparks State Bank
14804 York Road
Sparks, Maryland 21152

        Re: U.S. INCOME TAX STATUS OF THE AFFILIATION AND SHARE EXCHANGE

Gentlemen:


    This opinion is being delivered to you pursuant to Section 1.12(d) of that certain Agreement and Plan of Affiliation and Share Exchange dated December 15, 1994 (the "Affiliation Agreement"), by and between The Sparks State Bank, a commercial bank organized under Title 3 of the Financial Institutions Article of the Annotated Code of Maryland ("Sparks"), and Mercantile Bankshares Corporation, a corporation organized under the Maryland General Corporation Law ("Mercshares"). Pursuant to the Affiliation Agreement, Sparks will become a wholly-owned subsidiary of Mercshares, as more fully described below.


    Sparks is principally engaged in the business of providing deposit, loan and general banking services in Baltimore County, Maryland (the "Business").


    Sparks has authorized capital stock consisting of 1,000,000 shares of common stock, par value of $10.00 per share (the "Sparks Common Stock"), of which 771,241 shares are issued and outstanding. The 771,241 outstanding shares of the Sparks Common Stock are owned by approximately 569 holders of record (hereinafter referred to as the "Sparks Stockholders").



    Mercshares is a multi-bank holding company engaged directly and through its subsidiaries in the business of providing deposit, loan and general banking services in Maryland, Virginia and Delaware. As of the date of this letter, Mercshares has authorized share capital consisting of (1) 67,000,000 shares of common stock, par value of $2.00 per share (the "Mercshares Common Stock"), of
which, as of           , 1995,          shares are issued and outstanding and
(2) 2,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. The Mercshares Common Stock is widely held and traded on the NASDAQ National Market. Each share of Mercshares Common Stock is entitled to vote for the election of directors of Mercshares and on all other matters requiring shareholder approval under applicable corporate law.


    Under Mercshares' Shareholder Rights Protection Plan adopted September 12, 1989, and as amended, each issued and outstanding share of Mercshares Common Stock, including Mercshares Common Stock to be issued in the transaction described below, possesses certain rights (the "Protective Rights") in the event (a "Trigger Event") that any person becomes a beneficial owner of more than 10% of the outstanding Mercshares Common Stock (an "Acquiring Person"). Generally, upon the occurrence of a Trigger Event, each Common Share held by a person other than an Acquiring Person has the right to purchase for $60 (i) that number of shares of Mercshares Common Stock which has an
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aggregate fair market value of $120 at the time of exercise or (ii) in any case in which Mercshares enters into an agreement with an Acquiring Person relating to the acquisition of Mercshares, that number of shares of stock of any entity that would acquire or control Mercshares upon consummation of such an agreement which has an aggregate fair market value of $120 at the time of exercise. Prior to the tenth day after a Trigger Event, no Protective Right may be exercised and each Protective Right will be transferable only together with, and will be transferred by a transfer of, its associated Common Share. Mercshares may redeem the Protective Rights for $0.0033 per Protective Right at any time prior to the tenth day after a Trigger Event. The Protective Rights expire on September 29, 1999.

    Mercshares desires to acquire Sparks in order to expand its regional banking business. Sparks believes that its local banking business would benefit from economies of scale that may result from affiliation with the regional banking business currently carried on by Mercshares and its subsidiaries.

    Accordingly, Mercshares and Sparks have entered into the Agreement under the terms of which the following transactions will take place:

        1. Upon fulfillment of numerous conditions set forth in the Agreement including approval of the share exchange provided for under the Agreement
    (i) by the affirmative vote of not less than two-thirds of the stockholders of Sparks entitled to vote, (ii) by the Board of Governors of the Federal Reserve System, and (iii) by the Maryland State Bank Commissioner, Articles of Share Exchange (the "Articles") will be filed with the Maryland State Department of Assessments and Taxation ("SDAT"). Upon filing of the Articles and acceptance thereof by SDAT, each holder of Sparks Common Stock (other than a Dissenter, as defined below) will be deemed, without further act, to have automatically exchanged each of his shares of Sparks Common Stock for two and one-third (2 1/3) shares of Mercshares Common Stock and the right to receive cash in lieu of fractional shares of Mercshares Common Stock. The exchange described in the preceding sentence shall sometimes hereafter be referred to as the "Share Exchange". Immediately after the effective time of the Articles, Mercshares will own all of the issued and outstanding Sparks Common Stock.


        2. No fractional Shares of Mercshares Common Stock will be issued in the Share Exchange. In lieu thereof, and solely as a mechanism for rounding shares to whole shares, Mercshares will pay cash for such fractional shares on the basis of the closing price for shares of Mercshares Common Stock (as reported by the NASDAQ National Market) on the effective date of the Articles.


        3. Any holder of Sparks Common Stock who (i) files a written objection to the Shares Exchange prior to the stockholders' meeting convened to vote thereon; (ii) does not vote in favor of the Share Exchange; and (iii) within the times frames specified in a dissenter's notice delivered to him by Mercshares after consummation of the Share Exchange, submits a payment demand and deposits his Sparks stock certificates in accordance with the terms of the dissenter's notice (a "Dissenter"), will not have his Sparks Common Stock automatically exchanged for Mercshares Common Stock and will become entitled to receive from Sparks a cash payment in the amount of the fair value of his Sparks Common Stock pursuant to Subtitle 2 of Title 3 of the Maryland General Corporation Law.

    We have acted as legal counsel to Sparks in connection with the Agreement and the Share Exchange. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the effective time of the Share Exchange) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:


        1. The Affiliation Agreement (including the exhibits thereto);


        2. Representations made to us by Mercshares (the substance of which is set forth below);

        3. Representations made to us by Sparks and certain affiliates of Sparks (the substance of which is set forth below);

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        4. The Registration Statement on Form S-4 containing a proxy statement of Sparks and a prospectus of Mercshares that has been filed with the Securities Exchange Commission in connection with the proposed exchange; and

        5. Such other instruments and documents related to the formation, organization and operation of Mercshares and Sparks or to the consummation of the Share Exchange and the transactions contemplated thereby as we have deemed necessary or appropriate.

    In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

        1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Share Exchange) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

        2. The Share Exchange will be effective under the applicable state law.

        3. To the extent any expenses relating to the Share Exchange (or the "plan of reorganization" within the meaning of Treas. Reg. Sec.1,368-1(c) with respect to the Share Exchange) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

        4. Any representation or statement made "to the best knowledge" or similarly qualified is correct without such qualification.


    In regard to the transfer by the Sparks Stockholders of their Sparks Common Stock to Mercshares in exchange for Mercshares Common Stock, we have received representations from the managements of Mercshares or Sparks, as the case may be, and from certain Sparks Stockholders, that the following matters are true:


        (a) The fair market value of the Mercshares Common Stock to be received by each Sparks Stockholder will be approximately equal to the fair market value of the Sparks Common Stock surrendered in exchange therefor.

        (b) To the best knowledge of the managements of Mercshares and Sparks, there is no plan or intention on the part of the remaining Sparks Stockholders to sell or otherwise dispose of in any manner a number of shares of Mercshares Common Stock received in the Share Exchange that would reduce the former Sparks Stockholders' ownership of Mercshares Common Stock to a number of shares having, in the aggregate, a value, as of the date of the Share Exchange, of less than 50 percent of the fair market value of the Sparks Common Stock outstanding as of the same date. For purposes of the preceding sentence, all shares of Sparks Common Stock exchanged for cash (including shares exchanged for cash in lieu of fractional Shares of Mercshares Common Stock and shares held by Dissenters) will be considered outstanding Sparks Common Stock as of the date of the Share Exchange. Moreover, shares of Sparks Common Stock and Shares of Mercshares Common Stock held by Sparks Stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Share Exchange are taken into account for purpose of the first sentence of this paragraph.

        (c) Mercshares has no plan or intention to sell or otherwise dispose of any of the Sparks Common Stock to be acquired by it in the proposed Share Exchange (other than a transfer of the Sparks Common Stock to a corporation controlled by Mercshares within the meaning of Section 368(c) of the Internal Revenue Code of 1986 (the "Code")), to merge Sparks into another corporation, to liquidate Sparks, or to cause the sale or other disposition of any of the assets of Sparks except for dispositions made in the ordinary course of business. Neither Sparks nor Mercshares has any plan or intention to cause Sparks to issue additional shares of Sparks stock to

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    persons other than Mercshares in any amounts that would result in Mercshares no longer being in control of Sparks within the meaning of Section 368(c) of the Code.

        (d) Following the proposed Share Exchange, Sparks will continue the Business in substantially the same manner as it was conducted by Sparks prior to the transaction.

        (e) No liabilities of Sparks or any Sparks Stockholder will be assumed by or transferred to Mercshares, nor will any of the Sparks Common Stock be subject to any liabilities.


        (f) Except as set forth in the Affiliation Agreement, supra, Mercshares, Sparks and the Sparks Stockholders will each pay their own expenses, if any, incurred in connection with the proposed Share Exchange.


        (g) Mercshares has no plan or intention to redeem or otherwise reacquire any of the shares of Mercshares Common Stock to be issued in the proposed exchange. Although the Board of Directors of Mercshares has authorized Mercshares to make periodic repurchases of its stock in the open market for various corporate purposes, Mercshares has no specific plan or intention to reacquire its stock from the former Sparks shareholders nor, in the event that stock acquired by the former Sparks shareholders in the proposed exchange should enter the open market, to acquire such shares from such shareholders.

        (h) Sparks has no outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any stock in Sparks.

        (i) Except for 17,207 shares of Sparks Common Stock held by two affiliates of Mercshares representing 1.86% of the outstanding Sparks Common Stock, Mercshares does not presently own, directly or indirectly, nor has it owned, directly or indirectly, in the past five years any stock of Sparks. [All of the 17,207 shares of Sparks Common Stock held by Mercshares affiliates are held for the account of customers of those affiliates.] [Except as noted in the following sentence, none of the 17,207 shares of Sparks Common Stock held by Mercshares affiliates was acquired any later
    than             , 19  . On December 31, 1994, Mercshares affiliates
    acquired 2,867 shares of the holdings described in this paragraph as a result of a 20% stock dividend declared by Sparks on all of its outstanding Common Stock.]

        (j) All amounts paid to each Dissenter will be derived from the assets of Sparks; no amount paid to any Dissenter will be provided, directly or indirectly, by Mercshares.

        (k) The fair market value of all the assets of Mercshares will exceed the sum of all of the liabilities of Mercshares at the time of the proposed exchange.

        (l) The payment of cash to Sparks Stockholders in lieu of fractional shares of Mercshares Common Stock is solely for the purpose of avoiding the expense and inconvenience to Mercshares of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration paid in the Share Exchange to Sparks Stockholders in lieu of issuing fractional Shares of Mercshares Common Stock will not exceed one percent of the total consideration received by Sparks Stockholders in the Share Exchange. The fractional share interests of each Sparks Stockholder will be aggregated, and no Sparks Stockholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Mercshares stock.

        (m) No compensation to be paid by Mercshares to any Sparks Stockholder-employee of Sparks will be separate consideration for or allocable to such Stockholder's shares of Sparks Common Stock; none of the shares of Mercshares Common Stock to be received by any Sparks Stockholder-employee is separate consideration for or allocable to any employment agreement; and the compensation paid to any Sparks Stockholder-employee will be for service actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

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        (n) The fair market value of all the assets of Sparks will exceed the sum of all of the liabilities of Sparks at the time of the proposed exchange.

        (o) Until a Trigger Event occurs, the exercise price of one Protective Right is expected to exceed the value of one share of Mercshares Common Stock at all times during the life of the Protective Rights.

        (p) Both at the time Mercshares adopted the Shareholder Rights Protection Plan and on the date of this opinion, the likelihood that the Protective Rights would be exercised, at any time, was and is both remote and speculative.

        (q) As of the date of this opinion, no Trigger Event has occurred and management of Mercshares has no reason to believe that any Trigger Event will occur in the foreseeable future.

    Based on the facts and assumptions set forth above, and subject to the condition noted below, we are of the opinion that:

        (1) The acquisition by Mercshares of Sparks Common Stock in exchange for Mercshares Common Stock will qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code. Mercshares and Sparks will each be a "party to a reorganization" within the meaning of Section 368(b).

        (2) To the extent that a Sparks Stockholder receives Mercshares Common Stock in exchange for his Sparks Common Stock (including fractional Shares of Mercshares Common Stock deemed issued as described below), he will not recognize any gain or loss upon the exchange.

        (3) A Sparks Stockholder who receives cash in lieu of a fractional share of Mercshares Common Stock will be treated as if he received a fractional share of Mercshares Common Stock pursuant to the Share Exchange and Mercshares then redeemed such fractional share for the cash. The Sparks Stockholder will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share provided that he holds his Sparks Common Stock as a capital asset.

        (4) A Dissenter who receives solely cash in exchange for his Sparks Common Stock will recognize gain or loss equal to the difference between the amount of cash received and the adjusted basis of his shares of Sparks Common Stock. Such gain or loss will be capital gain or loss provided that
    (i) he holds his Sparks Common Stock as a capital asset and (ii) he is not considered to be the constructive owner of any Shares of Mercshares Common Stock held by any other person.

        (5) The basis of the Mercshares Common Stock to be received by Sparks Stockholders in exchange for the Sparks Common Stock will be the same as the basis of the Sparks Common Stock surrendered in exchange therefor.

        (6) The holding period of the Mercshares Common Stock to be received by Sparks Stockholders in the exchange will include the holding period of the Sparks Common Stock to be surrendered in exchange therefor, provided the Sparks Common Stock is held as a capital asset in the hands of Sparks Stockholders on the date of the exchange.

    In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

        1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the

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    accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

        2. This opinion addresses only the specific tax opinions set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Share Exchange or any other transaction (including any transaction undertaken in connection with the Share Exchange).


        3. No opinion is expressed as to any transaction other than the Share Exchange as described in the Affiliation Agreement or to any transaction whatsoever, including the Share Exchange, if all the transactions described in the Affiliation Agreement are not consummated in accordance with the terms of such Affiliation Agreement and without waiver (other than a waiver by Mercshares of the condition set forth in section 1.12(e) of the Affiliation Agreement) or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.


        4. This opinion may not be relied upon for any other purpose or by any other person or entity and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

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